Exhibit 99.1

M/I Homes Reports
2017 Third Quarter Results

Columbus, Ohio (October 25, 2017) - M/I Homes, Inc. (NYSE:MHO) announced results for the three months and nine months ended September 30, 2017.

2017 Third Quarter Highlights:

•	Net income increased to $22.3 million ($0.64 per diluted share) from $10.9 million ($0.35 per diluted share) in 2016

•
Diluted earnings per share increased to $0.71, excluding the $0.07 per share impact of a $2.3 million equity adjustment due to the redemption of preferred shares. In 2016’s third quarter, diluted earnings per share was $0.65, excluding the impact of stucco-related charges

•	New contracts increased 13% to 1,225, a record level for the third quarter

•	Homes delivered increased 9% to a third quarter record 1,256

•	Revenue increased 8% to a third quarter record $476 million

•	Backlog sales value increased 11% to $912 million; backlog units increased 7% to 2,378

•	Estimated impact of hurricanes - 20 delayed closings and $700,000 of expense

For the third quarter of 2017, the Company reported net income of $22.3 million, or $0.64 per diluted share. This compares to net income of $10.9 million, or $0.35 per diluted share, for the third quarter of 2016. The current quarter diluted earnings per share was reduced by a $2.3 million after-tax fair value equity adjustment ($0.07 per diluted share) related to the previously announced redemption of our outstanding preferred shares which was completed on October 16, 2017. The third quarter of 2016 included a $14.5 million pre-tax charge ($0.30 per diluted share) for stucco-related repair costs in certain of our Florida communities. For the nine months ended September 30, 2017, the Company reported net income of $56.2 million, or $1.73 per diluted share, compared to net income of $36.0 million, or $1.17 per diluted share, for the same period of 2016. Year-to-date in 2017 and 2016, the Company incurred $8.5 million ($0.18 per diluted share) and $19.4 million ($0.40 per diluted share) of pre-tax charges, respectively, related to stucco-related repairs. Exclusive of these stucco-related charges in both periods, year-to-date net income was $61.6 million compared to $48.1 million in 2016’s same period, a 28% increase.

Homes delivered in 2017's third quarter were 1,256 compared to 1,148 deliveries in 2016's third quarter - a 9% increase. Homes delivered for the nine months ended September 30, 2017 increased 14% to 3,505 from 2016's deliveries of 3,066. New contracts for 2017's third quarter were 1,225, an increase of 13% over 2016's third quarter. For the first nine months of 2017, new contracts increased 9% to 4,079 from 3,756 in 2016. M/I Homes had 179 active communities at September 30, 2017 compared to 174 at September 30, 2016, a 3% increase. The Company's cancellation rate was 15% in the third quarter of 2017 and 2016. Homes in backlog increased 7% at September 30, 2017 to 2,378 units, with a sales value of $912 million (an 11% increase over last year’s third quarter), and an average sales price of $383,000. At September 30, 2016, the sales value of homes in backlog was $821 million, with an average sales price of $370,000 and backlog units of 2,221.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are very pleased with our third quarter results highlighted by record revenue, record new contracts and record homes delivered. We reached our highest third quarter backlog level in more than 10 years, with a sales value of $912 million - an 11% increase over 2016’s third quarter. Gross margins improved 30 basis points to 21.4% and net income improved 12% over 2016’s third quarter, excluding the impact of 2016’s stucco-related charges. We achieved this strong performance despite the impact of hurricanes in our Florida and Houston markets which delayed approximately 20 third quarter deliveries, slowed down sales and resulted in approximately $700,000 of community and model home repair costs.”

Mr. Schottenstein continued, “Our financial condition remains strong. During the quarter, we issued $250 million of 8-year senior notes, converted $58 million of our convertible notes into equity and completed the redemption of $50 million of our preferred shares in October. These steps both strengthened and simplified our balance sheet. We ended the quarter with $104 million of cash, no outstanding borrowings under our $475 million unsecured credit facility, shareholders’ equity of $723 million and a healthy homebuilding debt to capital ratio of 47%. As we begin the final quarter of 2017, we are well positioned for another solid year. We have a strong backlog and housing market conditions remain favorable throughout most of our markets. We will continue to focus on increasing profitability while growing our market share and investing in well-located attractive land opportunities.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through October 2018.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 104,400 homes. The Company’s homes are marketed and sold primarily under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes), and also currently operates under the name Hans Hagen Homes in its Minneapolis/St. Paul, Minnesota market. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions”, “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defect, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (Unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
New contracts	1,225	1,088	4,079	3,756
Average community count	183	174	182	176
Cancellation rate	15%	15%	14%	13%
Backlog units			2,378	2,221
Backlog sales value			$911,657	$821,494
Homes delivered	1,256	1,148	3,505	3,066
Average home closing price	$366	$365	$368	$361

Homebuilding revenue:
Housing revenue	$459,342	$419,228	$1,289,893	$1,105,701
Land revenue	5,318	12,674	12,438	31,816
Total homebuilding revenue	$464,660	$431,902	$1,302,331	$1,137,517

Financial services revenue	11,763	10,562	37,938	30,564
Total revenue	$476,423	$442,464	$1,340,269	$1,168,081

Cost of sales - operations	374,673	349,135	1,054,052	924,106
Cost of sales - stucco-related charges	—	14,500	8,500	19,409
Gross margin	$101,750	$78,829	$277,717	$224,566
General and administrative expense	31,337	29,160	89,209	78,249
Selling expense	31,136	27,663	88,666	75,462
Operating income	$39,277	$22,006	$99,842	$70,855
Equity in income from joint venture arrangements	(71)	(24)	(198)	(413)
Interest expense	4,675	3,587	13,847	13,160
Income before income taxes	$34,673	$18,443	$86,193	$58,108
Provision for income taxes	12,346	7,501	29,994	22,061
Net income	$22,327	$10,942	$56,199	$36,047
Excess of fair value over book value of preferred shares subject to redemption	2,257	—	2,257	—
Preferred dividends	1,218	1,218	3,656	3,656
Net income to common shareholders	$18,852	$9,724	$50,286	$32,391

Earnings per share:
Basic	$0.74	$0.39	$2.00	$1.31
Diluted	$0.64	$0.35	$1.73	$1.17

Weighted average shares outstanding:
Basic	25,581	24,669	25,106	24,665
Diluted	30,675	30,139	30,539	30,093

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	September 30,
	2017	2016
Assets:
Total cash, cash equivalents and restricted cash	$103,636	$23,308
Mortgage loans held for sale	91,987	95,545
Inventory:
Lots, land and land development	663,170	554,150
Land held for sale	12,330	15,956
Homes under construction	645,816	544,350
Other inventory	134,493	110,697
Total Inventory	$1,455,809	$1,225,153

Property and equipment - net	25,320	21,792
Investments in joint venture arrangements	22,981	26,528
Deferred income taxes, net of valuation allowance	29,569	39,944
Other assets	55,393	64,967
Total Assets	$1,784,695	$1,497,237

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2021 - net	$296,505	$295,401
Senior notes due 2025 - net	245,958	—
Convertible senior subordinated notes due 2017 - net	—	56,949
Convertible senior subordinated notes due 2018 - net	85,955	85,246
Notes payable - homebuilding	—	85,000
Notes payable - other	4,057	8,566
Total Debt - Homebuilding Operations	$632,475	$531,162

Preferred shares subject to redemption	50,420	—
Notes payable bank - financial services operations	91,275	91,483
Total Debt	$774,170	$622,645

Accounts payable	120,598	110,179
Other liabilities	166,954	132,821
Total Liabilities	$1,061,722	$865,645

Shareholders’ Equity	722,973	631,592
Total Liabilities and Shareholders’ Equity	$1,784,695	$1,497,237

Book value per common share	$26.27	$23.58
Homebuilding debt / capital ratio(1)	47%	46%

(1)
The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2017	2016		2017	2016
Adjusted EBITDA(1)	$48,765	$31,284		$126,042	$96,402

Cash (used in) provided by operating activities	$(26,705)	$(14,437)	(2)	$(66,025)	$26,502	(2)
Cash used in investing activities	$(6,022)	$(4,868)	(2)	$(5,065)	$(21,679)	(2)
Cash provided by financing activities	$106,423	$12,613		$140,285	$5,384

Land/lot purchases	$65,511	$49,612		$250,141	$146,998
Land development spending	$53,755	$48,230		$137,019	$121,763
Land sale revenue	$5,318	$12,674		$12,438	$31,816
Land sale gross profit	$365	$1,063		$883	$3,095

Financial services pre-tax income	$5,231	$5,393		$19,988	$16,136

(1)	See “Non-GAAP Financial Results” table below.

(2)
During the fourth quarter of 2016, we elected to early-adopt Accounting Standards Update 2016-18, Statement of Cash Flows: Restricted Cash. Certain amounts above have been adjusted to apply the new method retrospectively.

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (3)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income	$22,327	$10,942	$56,199	$36,047
Add:
Provision for income taxes	12,346	7,501	29,994	22,061
Interest expense net of interest income	4,003	2,980	11,719	11,531
Interest amortized to cost of sales	4,988	4,963	13,597	13,138
Depreciation and amortization	3,633	3,541	10,499	10,142
Non-cash charges	1,468	1,357	4,034	3,483
Adjusted EBITDA	$48,765	$31,284	$126,042	$96,402

M/I Homes, Inc. and Subsidiaries
Non-GAAP Reconciliation (3)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Total revenue	$476,423	$442,464	$1,340,269	$1,168,081

Income before income taxes	$34,673	$18,443	$86,193	$58,108
Add: Stucco-related charges	—	14,500	8,500	19,409
Adjusted income before income taxes	$34,673	$32,943	$94,693	$77,517

Pre-tax operating margin percentage	7.3%	4.2%	6.4%	5.0%
Adjusted pre-tax operating margin percentage	7.3%	7.4%	7.1%	6.6%

Net income	$22,327	$10,942	$56,199	$36,047
Add: Stucco-related charges - net of tax	—	8,990	5,440	12,034
Adjusted net income	$22,327	$19,932	$61,639	$48,081

Stucco-related charges - net of tax	$—	$8,990	$5,440	$12,034
Divided by: Diluted weighted average shares outstanding	30,675	30,139	30,539	30,093
Diluted earnings per share related to stucco-related charges	$—	$0.30	$0.18	$0.40

Excess of fair value over book value of preferred shares subject to redemption	$2,257	$—	$2,257	$—
Divided by: Diluted weighted average shares outstanding	30,675	30,139	30,539	30,093
Diluted earnings per share related to preferred shares subject to redemption	$0.07	$—	$0.07	$—

Add: Diluted earnings per share	0.64	0.35	1.73	1.17
Adjusted diluted earnings per share	$0.71	$0.65	$1.98	$1.57

(3)
We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations, and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

NEW CONTRACTS
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2017	2016	Change	2017	2016	Change
Midwest	458	407	13%	1,545	1,409	10%
Southern	583	437	33%	1,798	1,444	25%
Mid-Atlantic	184	244	(25)%	736	903	(18)%
Total	1,225	1,088	13%	4,079	3,756	9%

HOMES DELIVERED
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2017	2016	Change	2017	2016	Change
Midwest	461	443	4%	1,277	1,163	10%
Southern	520	410	27%	1,459	1,158	26%
Mid-Atlantic	275	295	(7)%	769	745	3%
Total	1,256	1,148	9%	3,505	3,066	14%

BACKLOG
	September 30, 2017			September 30, 2016
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Midwest	1,025	$416	$406,000	918	$356	$388,000
Southern	1,013	$360	$355,000	846	$296	$350,000
Mid-Atlantic	340	$136	$399,000	457	$170	$371,000
Total	2,378	$912	$383,000	2,221	$821	$370,000

LAND POSITION SUMMARY
	September 30, 2017			September 30, 2016
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Midwest	4,622	4,947	9,569	3,846	5,378	9,224
Southern	5,081	7,688	12,769	4,213	5,333	9,546
Mid-Atlantic	1,746	2,779	4,525	2,068	2,381	4,449
Total	11,449	15,414	26,863	10,127	13,092	23,219